Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of AEGON, N.V. for the registration of the AEGON USA Producers’ Stock Purchase Plan for 10.000.000 Ordinary Shares and to the incorporation by reference therein of our report dated March 5, 2003, with respect to the consolidated financial statements and schedules of AEGON, N.V. included in its Annual Report (Form 20-F) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

The Hague, May 20, 2003

Ernst & Young Accountants